Contact:

Cassie France-Kelly

Public Relations

(410) 740-0081
cfrancekelly@martek.com

Kyle Stults

Investor Relations

(410) 740-0081

investors@martek.com

Martek Announces Settlement of OmegaTech Milestone Litigation

COLUMBIA, Md. — October 16, 2007 — Martek announced today that it has reached a settlement with the representative of the former stockholders of OmegaTech in ongoing litigation regarding the disputed contingent consideration associated with certain milestones included in the April 2002 merger agreement. In connection with the settlement, Martek will issue 341,061 shares of Martek common stock to the former stockholders of OmegaTech, which represents approximately one-half the amount of shares that would have been issued for the achievement of the regulatory milestone under the 2002 merger agreement. As part of the settlement, the litigation will be dismissed and Martek will receive a full release and discharge from any and all future claims by former stockholders of OmegaTech. As required by the 2002 merger agreement, Martek had been reserving 1.9 million shares in order to satisfy its potential purchase price obligations relative to the remaining milestones. Today’s settlement for 341,061 shares eliminates the potential for any additional shares to be issued to the former OmegaTech stockholders.

Martek’s payment of 341,061 shares to the former OmegaTech securities holders will result in the recognition of approximately $10 million of additional goodwill by Martek when the shares are issued. Martek has agreed to file a registration statement with the SEC to permit the resale of the shares and to maintain the effectiveness of the registration statement for a period of two years.

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation and development of DHA omega-3 products that promote health and wellness through every stage of life. The company produces life’sDHA™, a sustainable and vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, beverages, infant formula, and supplements. The company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, from a sustainable, vegetarian source, for use in infant formula. For more information on Martek Biosciences Corporation, visit http://www.martek.com.

Sections of this release contain forward-looking statements. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Form 10-K for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K.